Exhibit 99.1

THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS
Marcus Theatres and Marcus Hotels & Resorts Contributed to Strong Results
Milwaukee, February 29, 2024 … The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year 2023 ended December 28, 2023.

“Our fiscal year 2023 results marked another year of significant growth as both Marcus Theatres and Marcus Hotels & Resorts continued to drive operational excellence at our movie theatres and our hotels and resorts,” said Gregory S. Marcus, chief executive officer of The Marcus Corporation. “Marcus Theatres’ results improved in fiscal 2023 thanks to a wide array of new movies that appealed to diverse audiences. Our hotel division had another good year, driven by continued strength in the leisure travel market and growth in group events. As we look ahead, we remain optimistic about the long-term future of our company thanks to our experienced team, diverse business model, strong operating fundamentals, opportunities for strategic growth, and compelling assets and offerings.”
Fourth Quarter Fiscal 2023 Highlights
•Total revenues for the fourth quarter of fiscal 2023 were $161.5 million, a 0.9% decrease from total revenues of $162.9 million for the fourth quarter of fiscal 2022.
•Operating income was $1.2 million for the fourth quarter of fiscal 2023, compared to an operating loss of $2.7 million for the prior year quarter.
•Net loss was $1.4 million for the fourth quarter of fiscal 2023, compared to a net loss of $9.3 million for the same period in fiscal 2022.
•Net loss per diluted common share attributable to The Marcus Corporation was $0.05 for the fourth quarter of fiscal 2023, compared to a net loss per diluted common share attributable to The Marcus Corporation of $0.30 for the fourth quarter of fiscal 2022.
•Adjusted EBITDA was $18.2 million for the fourth quarter of fiscal 2023, a 10.1% increase from Adjusted EBITDA of $16.6 million for the prior year quarter.
Full Year Fiscal 2023 Highlights
•Total revenues for fiscal 2023 were $729.6 million, a 7.7% increase from total revenues of $677.4 million for fiscal 2022.
•Operating income was $33.9 million for fiscal 2023, a 308.5% increase from operating income of $8.3 million for fiscal 2022.
•Net earnings attributable to The Marcus Corporation was $14.8 million for fiscal 2023, compared to net loss attributable to The Marcus Corporation of $12.0 million for fiscal 2022.

•Net earnings per diluted common share attributable to The Marcus Corporation was $0.46 for fiscal 2023, compared to net loss per diluted common share attributable to The Marcus Corporation of $0.39 for fiscal 2022.
•Adjusted EBITDA was $108.7 million for the full year fiscal 2023, a 27.8% increase from Adjusted EBITDA of $85.1 million for fiscal 2022.

Marcus Theatres®

For the fourth quarter of fiscal 2023, Marcus Theatres reported total revenues of $98.6 million, a 1.1% increase over the same period last year, despite closing several theatres during fiscal 2023. Same store admission revenues for the fourth quarter of fiscal 2023 increased 4.1% compared to the fourth quarter of fiscal 2022. Operating income in the fourth quarter of fiscal 2023 was $3.5 million compared to operating income of $0.4 million for the same period of fiscal 2022. During the fourth quarter of fiscal 2023, average ticket price increased 8.3% and average concession revenues per person increased 3.1% compared to the prior year period. Marcus Theatres’ top five highest-performing films in the fourth quarter of fiscal 2023 were Taylor Swift: The Eras Tour, The Hunger Games: The Ballad of Songbirds & Snakes, Five Nights at Freddy’s, Trolls Band Together and Wonka.

For the full year fiscal 2023, a diverse slate of films including Barbie, The Super Mario Bros. Movie, Guardians of the Galaxy Vol.3, Spider-man: Across the Spider-Verse and Avatar: The Way of Water, drove full year revenue growth of 12.4% to $458.4 million compared to fiscal 2022. Operating income grew 346.9% to $36.2 million in fiscal 2023 compared to $8.1 million in fiscal 2022 and Adjusted EBITDA grew 44.1% to $86.4 million in fiscal 2023 compared to $60.0 million in fiscal year 2022. For the full year fiscal 2023, ticket price optimization strategies grew average ticket price 10.9%, and average concession revenue per person grew 5.2% over fiscal year 2022 following the rollout of a new food and beverage menu and price optimization.

“We were thrilled with the quantity and quality of exciting new theatrical debuts in 2023, which drove our attendance growth for the year,” said Mark A. Gramz, president of Marcus Theatres. “The success of movies like Barbie, The Super Mario Bros. Movie and Guardians of the Galaxy Vol. 3, along with more niche films like Oppenheimer and Sound of Freedom, is proof positive that moviegoers are hungry for diverse storytelling on the big screen.”

“As we have long said, our theatres are entertainment destinations that offer unforgettable experiences not available at home,” added Gramz. “The success of Taylor Swift: The Eras Tour concert film, along with other non-traditional programming like live events, sports and musical theater, create new opportunities to enjoy unique experiences with the clearest sound, most vivid screens, comfortable amenities, and exciting food and beverage options.”

While the quantity of new films will be negatively impacted in fiscal 2024 due to production delays caused by WGA and SAG-AFTRA strikes earlier in the year, there are many exciting film releases planned for the rest of the year. Several films have contributed to early fiscal 2024 first quarter results, including Wonka, Mean Girls, Migration, Anyone But You, The Beekeeper and Bob Marley: One Love. While additional schedule changes may occur, new films expected to be released during the remainder of fiscal 2024 that have the potential to do well include Dune: Part Two, Kung Fu Panda 4, Ghostbusters: Frozen Empire, Godzilla x Kong: The New Empire, The Fall Guy, Kingdom of the Planet of the Apes, IF, Furiosa, Inside Out 2, A Quiet Place: Day One, Despicable Me 4, Twisters, Deadpool & Wolverine, Beetlejuice 2, Joker: Folie A Deux, Smile 2, Venom 3, Moana 2, Wicked Part One, Mufasa: The Lion King and Sonic the Hedgehog 3, among others.

Marcus® Hotels & Resorts

During the fourth quarter of fiscal 2023, comparable hotels revenues before cost reimbursements (which excludes the impact of the sale of The Skirvin Hilton) increased 4.0% during the fourth quarter of fiscal 2023 compared to the prior year. Comparable hotel revenue per available room, or RevPAR, increased 5.8% during the fourth quarter of fiscal 2023 compared to fiscal 2022, resulting in Marcus Hotels & Resorts outperforming the industry by 2.2 percentage points during the fourth quarter of fiscal 2023.

For the full year fiscal 2023, comparable hotels revenues before cost reimbursements increased 6.3% compared to fiscal 2022. Comparable hotel RevPAR grew at all seven company-owned hotels, increasing 8.4% for fiscal 2023 compared to the prior year, in-line with the industry during 2023.
"We are pleased with our fourth quarter and fiscal 2023 results as leisure travel remains healthy and group and business travel continue to steadily approach pre-pandemic levels,” said Michael R. Evans, president of Marcus Hotels & Resorts. “We have much to look forward to in fiscal 2024 with renovations at The Pfister Hotel and Grand Geneva Resort & Spa - two of our iconic company-owned properties - nearing completion and the Republican National Convention coming to Milwaukee this summer as the city’s new expanded convention center opens. Our dedicated associates and our commitment to operational excellence position us well for success in the years ahead.”
Group booking pace for fiscal 2024 is running ahead of comparable pace during the same period in fiscal 2023, even when excluding the favorable impact of the Republican National Convention scheduled for July 2024. Fiscal 2025 booking pace is also running well ahead of comparable pace during the same period a year ago. In addition, banquet and catering booking pace for fiscal 2024 and 2025 are ahead compared to the same period last year.
Earlier this month, Marcus Hotels & Resorts announced that its newly-formed joint venture had reached an agreement to acquire the Loews Minneapolis Hotel. Upon closing, which is expected in early March 2024, Marcus Hotels & Resorts will assume management of the hotel. The hotel will be rebranded under another major global hotel system. The terms of the agreement were not disclosed and remain subject to the satisfaction of certain standard closing conditions.
The Pfister Hotel in Milwaukee recently announced the start of the next phase of its extensive renovations. After completing the full revitalization of its ballrooms and meeting and event spaces in late 2023, the hotel has begun renovations of its historic guest rooms. Following the completion of the historic guest rooms, subsequent phases will include a refresh of the lobby, first floor public spaces, and the popular Pfister Café.
Grand Geneva Resort & Spa in Lake Geneva, Wisconsin, is also continuing its multi-phase renovation with work having begun on its 62,000 square foot meeting and event space. These renovations are expected to be completed in spring 2024. The hotel unveiled major renovations to its reception and lobby bar areas in fiscal 2021 and its guest rooms in fiscal 2023. In addition, Timber Ridge Lodge & Water Park, located on the same resort campus as Grand Geneva Resort & Spa, unveiled new experiences at its Moose Mountain Falls indoor waterpark in November 2023.

Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $276.2 million in cash and revolving credit availability at the end of fiscal 2023.

During the fourth quarter of fiscal 2023, The Marcus Corporation entered into a credit agreement amendment to provide for a new $225 million five-year revolving credit facility that matures in October 2028. This replaces the previous credit facility that was set to mature in January 2025.

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period. During fiscal 2023, diluted weighted average shares outstanding includes 9.2 million from the dilutive effect of the convertible notes. During fiscal 2022 and the fourth quarter of fiscal 2023 and fiscal 2022, diluted weighted average shares outstanding excludes the dilutive effect of the convertible notes as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 2.8 million shares during fiscal 2023 when settled at the maturity date of the convertible notes. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof. To the extent the Company settles the convertible notes in cash, there will be no incremental dilution from the settlement of the convertible notes.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Thursday, February 29, 2024, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 589400. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, March 7, 2024, by dialing 1-866-813-9403 and entering passcode 745084. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.

About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 993 screens at 79 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 15 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects the COVID-19 pandemic, or future pandemics, may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Revenues:
Theatre admissions	$48,912	$47,557	$229,186	$198,485
Rooms	23,659	24,480	106,618	107,699
Theatre concessions	41,020	41,854	197,653	180,180
Food and beverage	19,298	19,867	73,278	74,836
Other revenues	20,396	20,387	85,420	82,560
	153,285	154,145	692,155	643,760
Cost reimbursements	8,241	8,802	37,420	33,634
Total revenues	161,526	162,947	729,575	677,394

Costs and expenses:
Theatre operations	50,054	51,489	230,770	212,410
Rooms	9,839	11,031	41,071	41,561
Theatre concessions	16,834	17,070	75,903	73,124
Food and beverage	14,586	15,947	57,871	59,272
Advertising and marketing	6,135	6,874	22,838	23,877
Administrative	19,394	18,052	78,565	74,755
Depreciation and amortization	16,273	16,638	67,301	67,073
Rent	6,475	6,537	26,154	26,037
Property taxes	3,919	3,319	17,871	17,955
Other operating expenses	8,228	8,402	38,824	37,865
Impairment charges	377	1,525	1,061	1,525
Reimbursed costs	8,241	8,802	37,420	33,634
Total costs and expenses	160,355	165,686	695,649	669,088

Operating income (loss)	1,171	(2,739)	33,926	8,306

Other income (expense):
Investment income (loss)	1,362	717	2,426	(45)
Interest expense	(3,751)	(3,456)	(12,721)	(15,299)
Other income (expense)	(477)	218	(1,832)	(1,060)
Gain on sale of hotel	—	6,274	—	6,274
Equity losses from unconsolidated joint ventures	(22)	(39)	(149)	(143)
	(2,888)	3,714	(12,276)	(10,273)

Earnings (loss) before income taxes	(1,717)	975	21,650	(1,967)
Income tax expense (benefit)	(277)	7,426	6,856	7,137
Net earnings (loss)	(1,440)	(6,451)	14,794	(9,104)
Net earnings attributable to noncontrolling interests	—	2,868	—	2,868
Net earnings (loss) attributable to The Marcus Corporation	$(1,440)	$(9,319)	$14,794	$(11,972)

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$(0.05)	$(0.30)	$0.46	$(0.39)

Weighted average shares outstanding - diluted	31,696	31,509	40,989	31,488

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 28, 2023	December 29, 2022

Assets:

Cash and cash equivalents	$55,589	$21,704
Restricted cash	4,249	2,802
Accounts receivable	19,703	21,455
Assets held for sale	—	460
Other current assets	22,175	17,474
Property and equipment, net	682,262	715,765
Operating lease right-of-use assets	179,788	194,965
Other assets	101,337	89,973

Total Assets	$1,065,103	$1,064,598

Liabilities and Shareholders' Equity:

Accounts payable	$37,384	$32,187
Taxes other than income taxes	18,585	17,948
Other current liabilities	80,283	78,787
Current portion of finance lease obligations	2,579	2,488
Current portion of operating lease obligations	15,290	14,553
Current maturities of long-term debt	10,303	10,432
Finance lease obligations	12,753	15,014
Operating lease obligations	178,582	195,281
Long-term debt	159,548	170,005
Deferred income taxes	32,235	26,567
Other long-term obligations	46,389	44,415
Equity	471,172	456,921

Total Liabilities and Shareholders' Equity	$1,065,103	$1,064,598

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended December 28, 2023
Revenues	$98,583	$62,860	$83	$161,526
Operating income (loss)	3,469	2,063	(4,361)	1,171
Depreciation and amortization	11,315	4,863	95	16,273
Adjusted EBITDA	14,667	7,359	(3,789)	18,237

13 Weeks Ended December 29, 2022
Revenues	$97,555	$65,328	$64	$162,947
Operating income (loss)	421	736	(3,896)	(2,739)
Depreciation and amortization	11,874	4,676	88	16,638
Adjusted EBITDA	13,964	5,622	(3,028)	16,558

52 Weeks Ended December 28, 2023
Revenues	$458,394	$270,835	$346	$729,575
Operating income (loss)	36,176	17,513	(19,763)	33,926
Depreciation and amortization	48,378	18,569	354	67,301
Adjusted EBITDA	86,416	37,731	(15,424)	108,723

52 Weeks Ended December 29, 2022
Revenues	$407,741	$269,286	$367	$677,394
Operating income (loss)	8,108	18,699	(18,501)	8,306
Depreciation and amortization	47,560	19,160	353	67,073
Adjusted EBITDA	59,950	38,904	(13,780)	85,074
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
Consolidated	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Net cash flow provided by (used in) operating activities	$33,987	$32,847	$102,629	$93,209
Net cash flow provided by (used in) investing activities	(9,867)	22,517	(36,749)	(346)
Net cash flow provided by (used in) financing activities	(4,364)	(47,653)	(30,548)	(92,411)
Capital expenditures	(12,938)	(9,360)	(38,774)	(36,843)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Net earnings (loss)	$(1,440)	$(9,319)	$14,794	$(11,972)
Add (deduct):
Investment (income) loss	(1,362)	(717)	(2,426)	45
Interest expense	3,751	3,456	12,721	15,299
Other expense (income)	477	586	1,832	2,131
(Gain) loss on disposition of property, equipment and other assets	(978)	(804)	41	(1,071)
Gain on sale of hotel	—	(6,274)	—	(6,274)
Equity losses from unconsolidated joint ventures	22	39	149	143
Net loss attributable to noncontrolling interests	—	2,868	—	2,868
Income tax expense (benefit)	(277)	7,426	6,856	7,137
Depreciation and amortization	16,273	16,638	67,301	67,073
Share-based compensation (a)	1,394	1,134	6,394	8,170
Impairment charges (b)	377	1,525	1,061	1,525
Adjusted EBITDA	$18,237	$16,558	$108,723	$85,074

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	13 Weeks Ended December 28, 2023				52 Weeks Ended December 28, 2023
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$3,469	$2,063	$(4,361)	$1,171	$36,176	$17,513	$(19,763)	$33,926
Depreciation and amortization	11,315	4,863	95	16,273	48,378	18,569	354	67,301
Loss (gain) on disposition of property, equipment and other assets	(636)	188	(530)	(978)	(99)	670	(530)	41
Share-based compensation (a)	142	245	1,007	1,394	900	979	4,515	6,394
Impairment charges (b)	377	—	—	377	1,061	—	—	1,061
Adjusted EBITDA	$14,667	$7,359	$(3,789)	$18,237	$86,416	$37,731	$(15,424)	$108,723

	13 Weeks Ended December 29, 2022				52 Weeks Ended December 29, 2022
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$421	$736	$(3,896)	$(2,739)	$8,108	$18,699	$(18,501)	$8,306
Depreciation and amortization	11,874	4,676	88	16,638	47,560	19,160	353	67,073
Share-based compensation (a)	144	210	780	1,134	2,757	1,045	4,368	8,170
Impairment charges (b)	1,525	—	—	1,525	1,525	—	—	1,525
Adjusted EBITDA	$13,964	$5,622	$(3,028)	$16,558	$59,950	$38,904	$(13,780)	$85,074
(a)Non-cash expense related to share-based compensation programs.
(b)Non-cash impairment charges related to two permanently closed theatres and surplus theatre real estate in fiscal 2023, and two operating theatres in fiscal 2022.